Final Term Sheet Dated May 10, 2021	Issuer Free Writing Prospectus Filed Pursuant to Rule 433 relating to the Preliminary Prospectus Supplement dated May 10, 2021 and Prospectus dated June 1, 2020 Registration Statement No. 333-238831

Amazon.com, Inc.

0.250% Notes due 2023

0.450% Notes due 2024

1.000% Notes due 2026

1.650% Notes due 2028

2.100% Notes due 2031

2.875% Notes due 2041

3.100% Notes due 2051

3.250% Notes due 2061

Pricing Term Sheet

Issuer:	Amazon.com, Inc. (the “Issuer”)

Title:

0.250% Notes due 2023 (the “2023 Notes”)

0.450% Notes due 2024 (the “2024 Notes”)

1.000% Notes due 2026 (the “2026 Notes”)

1.650% Notes due 2028 (the “2028 Notes”)

2.100% Notes due 2031 (the “2031 Notes”)

2.875% Notes due 2041 (the “2041 Notes”)

3.100% Notes due 2051 (the “2051 Notes”)

3.250% Notes due 2061 (the “2061 Notes”)

Security Type:	SEC registered

Ratings*:	A1 by Moody’s Investor Service, Inc. AA- by Standard & Poor’s Ratings Services A+ (+) by Fitch Ratings Inc.

Size:

2023 Notes: $1,000,000,000

2024 Notes: $2,500,000,000

2026 Notes: $2,750,000,000

2028 Notes: $2,250,000,000

2031 Notes: $3,000,000,000

2041 Notes: $2,000,000,000

2051 Notes: $3,250,000,000

2061 Notes: $1,750,000,000

Maturity Date:	2023 Notes: May 12, 2023 2024 Notes May 12, 2024 2026 Notes: May 12, 2026 2028 Notes: May 12, 2028 2031 Notes: May 12, 2031 2041 Notes: May 12, 2041 2051 Notes: May 12, 2051 2061 Notes: May 12, 2061

Trade Date:	May 10, 2021

Settlement Date:	May 12, 2021

Coupon (Interest Rate):

2023 Notes: 0.250% per annum, accruing from May 12, 2021

2024 Notes: 0.450% per annum, accruing from May 12, 2021

2026 Notes: 1.000% per annum, accruing from May 12, 2021

2028 Notes: 1.650% per annum, accruing from May 12, 2021

2031 Notes: 2.100% per annum, accruing from May 12, 2021

2041 Notes: 2.875% per annum, accruing from May 12, 2021

2051 Notes: 3.100% per annum, accruing from May 12, 2021

2061 Notes: 3.250% per annum, accruing from May 12, 2021

Yield to Maturity:	2023 Notes: 0.257% 2024 Notes: 0.499% 2026 Notes: 1.089% 2028 Notes: 1.659% 2031 Notes: 2.102% 2041 Notes: 2.900% 2051 Notes: 3.137% 2061 Notes: 3.287%

Spread to Benchmark Treasury:	2023 Notes: T + 10 bps 2024 Notes: T + 20 bps 2026 Notes: T + 30 bps 2028 Notes: T + 40 bps 2031 Notes: T + 50 bps 2041 Notes: T + 70 bps 2051 Notes: T + 80 bps 2061 Notes: T + 95 bps

Benchmark Treasury:

2023 Notes: 0.125% due April 30, 2023

2024 Notes: 0.375% due April 15, 2024

2026 Notes: 0.750% due April 30, 2026

2028 Notes: 1.250% due April 30, 2028

2031 Notes: 1.125% due February 15, 2031

2041 Notes: 1.875% due February 15, 2041

2051 Notes: 1.625% due November 15, 2050

2061 Notes: 1.625% due November 15, 2050

Benchmark Treasury Yield:	2023 Notes: 0.157% 2024 Notes: 0.299% 2026 Notes: 0.789% 2028 Notes: 1.259% 2031 Notes: 1.602% 2041 Notes: 2.200% 2051 Notes: 2.337% 2061 Notes: 2.337%

Interest Payment Dates:	May 12 and November 12 of each year, beginning November 12, 2021

Optional Redemption:

The Issuer may, at its option, redeem any series of notes, in whole or in part, at any time prior to the applicable Par Call Date (as set forth below) (or in the case of the 2023 Notes and 2024 Notes, at any time prior to maturity) at a price equal to the greater of (1) 100% of the principal amount of the applicable series of notes to be redeemed, and (2) the sum of the present value of the remaining scheduled payments of principal and interest on the notes to be redeemed (A) in the case of the 2023 Notes and 2024 Notes, from the redemption date to the applicable maturity date, and (B) in the case of the 2026

Notes, 2028 Notes, 2031 Notes, 2041 Notes, 2051 Notes, and 2061 Notes, that would have been payable in respect of such notes calculated as if the maturity date of such notes was the applicable Par Call Date, in each case, discounted from the scheduled payment dates to the redemption date on a semi-annual basis at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 2.5 basis points in the case of the 2023 Notes, plus 2.5 basis points in the case of the 2024 Notes, plus 5.0 basis points in the case of the 2026 Notes, plus 7.0 basis points in the case of the 2028 Notes, plus 10.0 basis points in the case of the 2031 Notes, plus 12.5 basis points in the case of the 2041 Notes, plus 15.0 basis points in the case of the 2051 Notes, and plus 15.0 basis points in the case of the 2061 Notes, plus, in each case, accrued and unpaid interest up to, but excluding, the redemption date.

Notwithstanding the immediately preceding paragraph, the Issuer may, at its option, redeem the 2026 Notes, the 2028 Notes, the 2031 Notes, the 2041 Notes, the 2051 Notes, and the 2061 Notes, in whole or in part, at any time, on or after the applicable Par Call Date at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest up to, but excluding, the redemption date.

Par Call Date:

2026 Notes: April 12, 2026 (1 month prior to the maturity date of the 2026 Notes)

2028 Notes: March 12, 2028 (2 months prior to the maturity date of the 2028 Notes)

2031 Notes: February 12, 2031 (3 months prior to the maturity date of the 2031 Notes)

2041 Notes: November 12, 2040 (6 months prior to the maturity date of the 2041 Notes)

2051 Notes: November 12, 2050 (6 months prior to the maturity date of the 2051 Notes)

2061 Notes: November 12, 2060 (6 months prior to the maturity date of the 2061 Notes)

Price to Public:

2023 Notes: 99.986% of the principal amount, plus accrued interest, if any

2024 Notes: 99.854% of the principal amount, plus accrued interest, if any

2026 Notes: 99.568% of the principal amount, plus accrued interest, if any

2028 Notes: 99.941% of the principal amount, plus accrued interest, if any

2031 Notes: 99.982% of the principal amount, plus accrued interest, if any

2041 Notes: 99.623% of the principal amount, plus accrued interest, if any

2051 Notes: 99.284% of the principal amount, plus accrued interest, if any

2061 Notes: 99.180% of the principal amount, plus accrued interest, if any

CUSIP/ ISIN:

2023 Notes: 023135BV7/US023135BV77

2024 Notes: 023135BW5/US023135BW50

2026 Notes: 023135BX3/US023135BX34

2028 Notes: 023135BY1/US023135BY17

2031 Notes: 023135BZ8/US023135BZ81

2041 Notes: 023135CA2/US023135CA22

2051 Notes: 023135CB0/US023135CB05

2061 Notes: 023135CC8/US023135CC87

Joint Book-Running Managers:

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

BofA Securities, Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

SOCIETE GENERALE

TD Securities (USA) LLC

Co-Managers:	Academy Securities, Inc. Drexel Hamilton, LLC Loop Capital Markets LLC R. Seelaus & Co., LLC Siebert Williams Shank & Co., LLC Samuel A. Ramirez & Company, Inc.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time. Each rating should be evaluated independently of any other rating.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request them by contacting J.P. Morgan Securities LLC collect at 1-212-834-4533; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, toll-free at 1-800-831-9146 or email: prospectus@citi.com; Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; or Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, Minnesota 55402, attention: WFS Customer Service, e-mail: wfscustomerservice@wellsfargo.com, or toll-free at 1-800-645-3751.